Exhibit 10.5

OUTSTANDING FEES SETTLEMENT AGREEMENT

This Outstanding Fees Settlement Agreement (“Settlement Agreement”) is entered into by and between Getaround, Inc. (“Getaround”) and iHeartMedia + Entertainment, Inc., Broader Media Holdings LLC, Clear Channel Outdoor, Inc. (“Vendor”). For the purposes of this Settlement Agreement, any reference to Getaround or Vendor shall include their wholly owned subsidiaries, affiliated companies, parent companies, holding companies, directors, officers, employees, and agents. Getaround and Vendor may be referred to individually as a “Party” and collectively as the “Parties.” This Settlement Agreement is effective as of the date last signed by both parties (“Effective Date”); however, this Settlement Agreement must be signed before May 13, 2024 or shall otherwise be void.

1.
Outstanding Fees. The Parties acknowledge that, under all previously executed agreements between the Parties (“Previous Agreements”), Getaround is past due on its payment obligations to Vendor in an amount that may be in excess of USD $1,300,000 (the “Outstanding Fees”). In consideration of the Settlement Amount, and other good and valuable consideration, the sufficiency of which the Parties hereby acknowledge, Vendor has agreed to accept from Getaround a total final lump sum payment in the amount of USD $500,000 (“Settlement Amount”) as full payment of the Outstanding Fees, subject to the terms and conditions of this Settlement Agreement. Getaround will initiate the Settlement Amount to MMG Partners LLC, Media Collections (“Vendor’s Collection Agency”) and provide the applicable bank remittance to Vendor’s Collection Agency within 1 business day of the Effective Date. Getaround’s failure to initiate a payment as set forth above will constitute a material breach of this Settlement Agreement entitling the Vendor to void this Settlement Agreement.

2.
Previous Stock Payment. Vendor has in its possession a certain number of shares of Getaround’s publicly traded stock that Getaround used to pay for previous amounts due to Vendor (“GETR Shares”). Vendor is entitled to trade the GETR Shares, in its sole discretion, at any time, and is entitled to the full proceeds it may receive from the GETR Shares.

3. Release. Immediately upon payment of the full Settlement Amount, the Parties hereby release and forever discharge each other of and from any and all claims, acts, damages, demands, rights of action, and causes of action which each Party ever had, now has, or in the future may have, against the other, arising from or in any way connected to the Previous Agreements or this Settlement Agreement.

4. Confidentiality. The Parties agree to keep the terms of this Settlement Agreement confidential and not to disclose the terms of this Settlement Agreement to any third party except as may be required by law or any regulatory body.

5. Governing Law. This Settlement Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of laws principles of such State.

6. Entire Agreement. This Settlement Agreement contains the entire agreement between the Parties with respect to the Outstanding Fees and supersedes any and all prior agreements, understandings, or negotiations, whether written or oral, between the Parties with respect to the Outstanding Fees. This Settlement Agreement may be amended only by a written agreement signed by both Parties.

Understood and agreed to by the duly authorized representative of each Party.

Getaround, Inc. By: /s/ Eduardo Iniguez Name: Eduardo Iniguez Title: CEO Date:	Vendor By: /s/ Sylvia Mendez Name: Sylvia Mendez Title: Director Date: 05/10/2024